STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           NATIONAL BANK OF COMMERCE,
                             A NATIONAL ASSOCIATION

                                       AND

                                 WARREN E. PAYNE

                                 EFFECTIVE AS OF

                                 OCTOBER 1, 2004


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                            STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT, dated effective as of the 1st day of October, 2004 (the "AGREEMENT"), is made and entered into by and between WARREN
E. PAYNE, a resident of Tennessee, or his assigns ("BUYER"), and NATIONAL BANK OF COMMERCE, a national banking association ("SELLER").

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding shares of capital stock of Kenesaw Leasing, Inc., a Tennessee Corporation ("KLI") and all of the issued and outstanding shares of capital stock of J&S Leasing, Inc., a Tennessee corporation ("JSL"; KLI and JSL are sometimes collectively referred to herein as the "COMPANIES" and each is sometimes referred to as a "COMPANY"), upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE

     SECTION 1.01 PURCHASE AND SALE. Upon and subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of the issued and outstanding capital stock of KLI (the "KLI SHARES") and all of the issued and outstanding capital stock of JSL (the "JSL SHARES"), free and clear of all liens and encumbrances.

     SECTION 1.02 CERTIFICATES FOR THE SHARES. On the Closing Date, Seller shall deliver to Purchaser a certificate or certificates which represent the KLI Shares and a certificate or certificates which represent the JSL Shares (collectively the "CERTIFICATES"), properly issued, executed and countersigned, as appropriate.

                                   ARTICLE II
                                 PURCHASE PRICE

     SECTION 2.01 PURCHASE PRICE. The total purchase price for the KLI shares and the JSL shares (the "PURCHASE PRICE") shall be thirteen million dollars ($13,000,000). The Purchase Price is allocated as follows: (a) the purchase price for the KLI Shares is seven million two hundred fifty thousand dollars ($7,250,000); and (b) the purchase price for the JSL Shares is five million seven hundred fifty thousand dollars ($5,750,000).

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents, warrants, covenants and agrees to and with Buyer, as of the date hereof, as follows. For purposes of this Agreement, whenever a statement herein is qualified by the


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phrase "TO SELLER'S KNOWLEDGE" or "TO THE KNOWLEDGE OF SELLER" it is intended to mean that the President and Chief Executive Officer of Seller, William B. Reed, Jr., does not have current, actual knowledge of the inaccuracy of such statement, without having undertaken any detailed independent investigation to determine the accuracy thereof.

     SECTION 3.01 ORGANIZATION. Each of the Companies is a corporation duly organized, validly existing under the laws of Tennessee and has all requisite power and authority to own, lease and operate its properties and to carry on its business as are now being conducted. Each of the Companies has delivered to Buyer accurate and complete copies of its Charter and Bylaws, as currently in effect, and has made available to Buyer all of its minute books and stock records.

     SECTION 3.02 SUBSIDIARIES. Each of the Companies does not own or control, directly or indirectly, any of the outstanding equity securities, or have any other ownership interests in, any corporation, partnership, association, subsidiary or other entity.

     SECTION  3.03     CAPITALIZATION.

     (a) The authorized capital stock of KLI consists of 1,000 shares of KLI common stock, of which 100 shares are issued and outstanding. No such shares are held in treasury. All of the outstanding shares of KLI common stock are owned legally, of record and beneficially by Seller, free and clear of any lien, claim, encumbrance or charge whatsoever. All issued and outstanding shares of KLI common stock are validly issued, fully paid, nonassessable and free of preemptive rights. There is not any outstanding or authorized subscription, option, warrant, call, right, commitment or any other agreement of any nature whatsoever obligating KLI to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or other securities of KLI or any other securities or contracts convertible into or evidencing the right to subscribe for or otherwise acquire any shares of capital stock or other securities of KLI.

     (b) The authorized capital stock of JSL consists of 2,000 shares of JSL common stock, of which 100 shares are issued and outstanding. No such shares are held in treasury. All of the outstanding shares of JSL common stock are owned legally, of record and beneficially by Seller, free and clear of any lien, claim, encumbrance or charge whatsoever. All issued and outstanding shares of JSL common stock are validly issued, fully paid, nonassessable and free of preemptive rights. There is not any outstanding or authorized subscription, option, warrant, call, right, commitment or any other agreement of any nature whatsoever obligating JSL to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or other securities of JSL or any other securities or contracts convertible into or evidencing the right to subscribe for or otherwise acquire any shares of capital stock or other securities of JSL.

     SECTION 3.04 AUTHORITY. Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Seller, and no other corporate proceedings on the part of Seller, KLI or JSL are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy,


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insolvency  and  other  similar  laws affecting the enforceability of creditors'
rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     SECTION 3.05 CONSENTS AND APPROVALS; NO VIOLATION. No filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation of the transactions contemplated by this Agreement by Seller. No consent or approval of or notice to any person other than a government entity, public body or authority is required to be obtained or given by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or similar governing instruments of Seller, or (ii) violate any order, writ, injunction, judgment, decree, law, statute, rule or regulation applicable to Seller.

     SECTION 3.06 FINANCIAL STATEMENTS BOOKS AND RECORDS. Seller has previously furnished to Buyer the balance sheets of each of the Companies as of December 31, 2002 and 2003, and the related statements of income, retained earnings and cash flows for each of the twelve (12) month periods then ended, and related statements of income, retained earnings and cash flows for the periods then ended, together with the notes thereto (such financial statements having been prepared under the direction of Warren E. Payne and Johnny F. Grubb are hereafter collectively referred to as the "FINANCIAL STATEMENTS"). Seller has also provided to Buyer true and correct copies of the interim balance sheets of each of the Companies as of August 31, 2004, and related statements of income, retained earnings and cash flows for the period then ended, together with the notes thereto (such financial statements having been prepared under the direction of Warren E. Payne and Johnny F. Grubb are hereinafter referred to as the "INTERIM FINANCIAL STATEMENTS"). A copy of the August 31, 2004 balance sheet is attached hereto as Exhibit 3.06. Since August 31, 2004, Seller has not
                            ------------
made, or caused to be made, any changes, adjustments or charges to the Interim Financial Statements, or any draws against the Companies' line of credit or charges or debits to the Companies' accounts, other than in the ordinary course of business and consistent with Seller's past practice with respect to the Companies. To Seller's knowledge, the Interim Financial Statements are true, complete and correct, and the balance sheet (including the related notes) included in the Interim Financial Statements fairly presents the financial position of each of the Companies as of August 31, 2004, and the other related statements (including the related notes) included in the Interim Financial Statements fairly present the results of operations and the changes in financial position of each of the Companies as of such date, in each case in accordance with reasonably prudent business practices, consistently applied.

     SECTION 3.07 UNDISCLOSED LIABILITIES. To the knowledge of Seller, as of August 31, 2004, each of the Companies had no indebtedness or liability (whether accrued, absolute, asserted, unasserted, contingent or otherwise, and whether due or to become due) which is not shown on or reserved for in the Financial Statements or the notes thereto and is required to be so shown or reserved for therein in accordance with reasonably prudent business practices, consistently applied. Since August 31, 2004, to the knowledge of Seller the Companies have not incurred any indebtedness or liability (whether accrued, absolute, asserted, unasserted, contingent or otherwise, and whether due or to become due), other than liabilities or


                                        4
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indebtedness  incurred  in  the ordinary course of business consistent with past practice, and no such liability or indebtedness incurred in the ordinary course of business consistent with past practice has had or could reasonably be expected to have a material adverse effect on the business, operations, financial or other condition or prospects of each of the Companies, or has had or could reasonably be expected to have a material adverse effect on Seller's ability to consummate the transactions contemplated hereby.

     SECTION  3.08     EMPLOYEE  BENEFIT  PLANS.

     (a)     For  purposes  of  this Section 3.08, the term "BENEFIT PLAN" means
                                     ------------
any plan, program, arrangement, practice or contract that provides benefits or compensation to or on behalf of employees or former employees of either of the Companies or of any "ERISA AFFILIATE" (as hereinafter defined), whether formal or informal, whether or not written, including, but not limited to, the following types of Benefit Plans:

          (i) any bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other executive compensation plan, rabbi trust, program, contract, arrangement or practice;

          (ii) any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including any multi-employer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

          (iii) any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay or other fringe benefit plan, program, arrangement, contract or practice.

     (b)     For purposes of this Section 3.08, the term "ERISA AFFILIATE" means
                                  ------------
each trade or business (whether or not incorporated) that, together with the Companies, is treated as a single employer under Section 414(b), (c), (m), (o) or (t) of the Internal Revenue Code of 1986, as amended (the "CODE").

     (c)     Except  as  set forth on Exhibit 3.08 hereto, each of the Companies
                                      ------------
does not maintain, has not at any time during Seller's ownership of the Companies established or maintained, is not obligated, and has not at any time during Seller's ownership of the Companies been obligated, to maintain or to make contributions to or under or otherwise participate in, any Benefit Plan.

     (d) Neither of the Companies nor any ERISA Affiliate thereof maintains, or has at any time during Seller's ownership of the Companies established or maintained, or is obligated, or has at any time been obligated, to maintain or to make contributions to or under, or have at any time during Seller's ownership of the Companies incurred any material withdrawal liability under, any multi-employer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA)


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or  any  plan  which is subject to the provisions of Title IV of ERISA.  Each of the Companies does not maintain, has not at any time during Seller's ownership of the Companies established or maintained, is not obligated, and has not at any time during Seller's ownership of the Companies been obligated, to maintain or to make contributions to or under any organization described in Sections 501(c)(9) or 501(c)(20) of the Code.

     (e) Each Benefit Plan maintained by either of the Companies or any ERISA Affiliate thereof, and each Benefit Plan maintained by an ERISA Affiliate of either of the Companies (i) which is subject to Title IV of ERISA or (ii) the deductibility of the expenses under which is subject to Section 162(k) of the Code, has at all times been maintained, by its terms and in its operation, in accordance with all applicable laws and all contributions to or under each Benefit Plan, including all matching contributions required under each Benefit Plan, and all expenses for each such Benefit Plan, due as of the date hereof have been paid in full and are fully deductible for income tax purposes for the taxable year for which such contributions were made or such expenses were paid; all reporting, disclosure, notice and nondiscrimination and other applicable requirements under ERISA and the Code have been properly and timely satisfied in full; and there are no issues outstanding or audits scheduled with the Internal Revenue Service ("IRS") or the Department of Labor with respect to a Benefit Plan.

     (f) No "reportable event," non-exempt "prohibited transaction," "accumulated funding deficiency," or breach of fiduciary duty has occurred within the most recent five (5) plan years with respect to any Benefit Plan.

     (g) Each Benefit Plan that is intended to meet the requirements of a "qualified plan" under Code Section 401(a) has received a determination from the Internal Revenue Service that such Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Benefit Plan. All such Benefit Plans have been timely amended in accordance with any applicable legislation, including the tax legislation known as "GUST" and "EGTRRA".

     (h) No action, suit, proceeding, hearing or investigation, including with respect to the administration or investment of the assets of any Benefit Plan (other than routine claims for benefits), is pending or threatened, nor is Seller aware of any basis for any such action, suit, proceeding, hearing or investigation.

     (i) All monies withheld from employees' paychecks with respect to any Benefit Plan have been transferred to the Benefit Plan in a timely manner as required by applicable law.

     (j) No payment required to be made to any employee associated with either of the Companies as a result of the transactions contemplated hereby under any contract or otherwise will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

     (k) Seller and any ERISA Affiliate thereof have complied with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608.


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     (l)     (i) Each of the Companies will not be subject to any liability, tax or penalty whatsoever to any person whomsoever with respect to any Benefit Plan maintained by Seller, either of the Companies, or any ERISA Affiliate thereof for any period before the Closing; (ii) the termination of or withdrawal from any Benefit Plan will not subject either of the Companies to any liability, tax or penalty whatsoever; and (iii) the consummation of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under any Benefit Plan, including any obligation to make any payment which would not be deductible under Section 280G of the Code.

     SECTION 3.09 LABOR RELATIONS. To the knowledge of Seller, there are no unlawful employment practice discrimination charges involving either of the Companies pending before the Equal Employment Opportunity Commission ("EEOC"), any EEOC recognized state "referral agency" or any other governmental agency. To the knowledge of Seller, there are no unfair labor practice charges or complaints against either of the Companies pending before the National Labor Relations Board ("NLRB").

     SECTION 3.10 LEGAL MATTERS. Except as set forth on Exhibit 3.10 hereto, to the knowledge of Seller, no investigation or review by any governmental entity with respect to either of the Companies is pending or threatened, nor has any governmental entity indicated to either of the Companies or Seller an intention to conduct any such investigation or review, including any investigation or review as to environmental matters. To the knowledge of Seller, there is no action, suit or proceeding pending or threatened against or affecting either of the Companies before any court or arbitral tribunal at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

     SECTION 3.11 TAXES. Each of the Companies has duly filed all federal, state and local tax returns required to be filed by it and has duly paid or made adequate provision for the payment of all taxes which are due and payable in respect of all periods covered by such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns. The liability for taxes reflected in the balance sheet of the Interim Financial Statements (excluding any reserve for deferred taxes or portion thereof which is attributable to differences between the timing of income or deductions for tax and financial accounting purposes) is sufficient for the payment of all unpaid taxes, whether or not disputed, that are accrued or applicable for the period ended August 31, 2004, and for all years and periods ended prior thereto. All deficiencies asserted as a result of any examinations by the IRS or any other taxing authority have been paid, fully settled or adequately provided for in the balance sheet of the Interim Financial Statements. There are no pending claims asserted for taxes of either of the Companies or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of either of the Companies for any period. Each of the Companies has made all estimated income tax deposits and all other required tax payments or deposits and has complied for all prior periods in all material respects with the tax withholding provisions of all applicable federal, state, local and other laws. Seller has made available to Buyer true, complete and correct copies of its federal and state income tax returns for the last three (3) taxable years and such other tax returns requested by Buyer.


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
     SECTION  3.12     REAL  PROPERTY  LEASES.

     Seller  has  provided  to  Buyer  true,  correct and complete copies of all leases  pursuant  to  which  each  of  the Companies leases real property at its
Landmark office location. To Seller's knowledge: all such leases are valid, binding and enforceable in accordance with their terms and are in full force and effect; there are no existing defaults with respect thereto by any party thereto; and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by either of the Companies or by any other party thereto. Seller has the full right to sublease the space(s) described in Section 5.06 and
                                                                ------------
has obtained the consent of the Lessor(s) to such subleases and options to sublease, if required under the underlying Leases.

     SECTION 3.13 INSURANCE. Each of the Companies has been and is insured by financially sound and reputable insurers with respect to its properties and the conduct of its business in such amounts and against such risks as are reasonable in relation to its business, and will maintain such insurance in force until the Closing Date.

     SECTION 3.14 COMPLIANCE WITH LAWS. To Seller's knowledge, each of the Companies has all material authorizations, approvals, licenses and orders of and from all governmental and regulatory offices and bodies necessary to carry on its business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party. To Seller's knowledge, each of the Companies has been and is in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which its business and its employment of labor or its use or occupancy of properties or any part thereof are subject, the failure to obtain or the violation of which could have a material adverse effect upon the assets, liabilities, results of operations or financial condition of each of the Companies.

     SECTION  3.15     ENVIRONMENTAL  MATTERS.

     To  Seller's  knowledge:

     (a) Each of the Companies has not received any notification, whether direct or indirect, pursuant to any Environmental Laws that any real property owned, leased or controlled by it is or may be related to or subject to any investigation or evaluation by any public body or authority or other person as to whether (i) any Remedial Action (as hereinafter defined) is or may be needed to respond to Contamination (as hereinafter defined); or (ii) any lien should be levied on any such real property, or any proceeding commenced, related to or arising from Contamination.

     (b) Each of the Companies is not subject to any outstanding order from, or contract with, any public body or authority or other person regarding Contamination, nor has it received any notice, claim, demand or inquiry from any adjacent property owner or occupant with respect to Contamination.

     (c) There are no actions, suits, claims, liens, penalties, fines, investigations or proceedings under Environmental Laws with respect to any real property leased or controlled by either of the Companies, or obligations to remediate conditions under any Environmental Laws.

For purposes of this Agreement, the terms set forth below shall have the following meanings:

          (i) "CONTAMINATION" means the Release or threatened Release of Hazardous Substances on, in, about or under any real property owned, leased or controlled by either of the Companies, or any adjacent land as a result of a Release of Hazardous Substances on any such real property owned, leased or controlled by either of the Companies, but not including those Releases which occur after the Closing.

          (ii) "ENVIRONMENTAL LAWS" means federal, state or local laws, rules and regulations, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution, protection of the environment or public health and safety, including the Release or threatened Release of Hazardous Substances into the environment or otherwise relating to the presence, manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Substances.

          (iii) "HAZARDOUS SUBSTANCES" shall have the meaning set forth in 42 U.S.C. Sec. 9601(14) and petroleum or petroleum products and asbestos.

          (iv) "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

          (v) "REMEDIAL ACTION" means all actions reasonably necessary, whether voluntary or involuntary, to (A) clean up, remove, treat or in any other way adjust Hazardous Substances in the indoor or outdoor environment;
     (B) prevent the Release or further movement of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (C) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, in, about or under any real property owned, leased or controlled by either of the Companies.

     SECTION 3.16 BROKERS AND FINDERS. Neither Seller nor any of its officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Seller in connection with this Agreement or any of the transactions contemplated hereby.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents, warrants, covenants and agrees to and with Seller, as of the date hereof, as follows:

     SECTION 4.01 AUTHORITY. Buyer is an adult resident of the State of Tennessee. Buyer has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This
Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     SECTION 4.02 CONSENTS AND APPROVALS; NO VIOLATION. No filing with, and no permit, authorization, consent or approval of, any public body or authority, is necessary for the consummation by Buyer of the transactions contemplated by this Agreement. No consent or approval of or notice to any person other than a government entity, public body or authority is required to be obtained or given by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (i) result in a violation or breach of, or (with or without due notice or lapse of time or both) constitute a default, give rise to any right of termination, cancellation or acceleration or result in the loss of a material benefit, under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, or instrument or any material license, agreement or other obligation to which Buyer is a party or by which it or any of its properties or assets may be bound or (ii) violate any order, writ, injunction, judgment, decree, law, statute, rule or regulation applicable to Buyer or any of its properties or assets.

     SECTION 4.03 BROKERS AND FINDERS. Buyer has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Buyer, in connection with this Agreement or any of the transactions contemplated hereby.


                                    ARTICLE V
                        CERTAIN COVENANTS AND AGREEMENTS

     SECTION 5.01 CONDUCT OF BUSINESS BY KLI AND JSL. From the date hereof to the Closing, Seller, and Warren E. Payne to the extent applicable, will cause each of the Companies, except as required in connection with the transactions contemplated by this Agreement or as consented to in writing by Buyer, to:

     (a) Carry on its businesses in the ordinary course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except those in the ordinary course of business and not otherwise prohibited under this Section 5.01;
                                                                   ------------

     (b)     Neither  change  nor  amend  its  Charter  or  Bylaws;

     (c) Not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of its capital stock or rights or obligations convertible into or exchangeable for any shares of its capital stock and not alter its capital structure;

     (d) Not declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or other equity securities, and not redeem, purchase or otherwise acquire any shares of its capital stock or any options, warrants or other rights to purchase or subscribe for the foregoing;

     (e) Not acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity;

     (f) Preserve intact its corporate existence, goodwill and business organization, and use its reasonable best efforts to keep its officers and employees available to Buyer and preserve its relationships with customers, suppliers and others having business relations with it;

     (g) Not (i) create, incur or assume any long-term debt (including obligations in respect of capital leases which individually involve annual payments in excess of $5,000) or, except in the ordinary course of business under existing lines of credit, create, incur or assume any short-term debt for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (iii) make any loans or advances to any other person, (iv) make any capital contributions to, or investments in, any person, or (v) make any capital expenditure involving in excess of $1,500 in the case of any single expenditure or $5,000 in the case of all capital expenditures;

     (h) Not enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors nor grant any increase in the compensation of officers, directors or employees, whether now or hereafter payable, including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment;

     (i) Perform in all material respects all of its obligations under all material contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment other than contracts to provide services entered into in the ordinary course of business;

     (j) Maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by it;

     (k) Continue to collect its accounts receivable in the ordinary course of business and consistent with past practices; and

     (l) Prepare and file all federal, state and local tax returns and other tax reports, filings and amendments thereto required to be filed by it, and allow Buyer, at its request, to review all such returns, reports, filings and amendments prior to the filing thereof, which review shall not interfere with the timely filing of such returns.

     In connection with the continued operation of the business of each of the Companies between the date of this Agreement and the Closing, each of the Companies shall confer in good faith on a regular and frequent basis with one or more representatives of Buyer designated in writing to report operational matters of materiality and the general status of ongoing operations. Seller acknowledges that Buyer does not and will not waive any rights it may have under this Agreement as a result of such consultations.

     SECTION  5.02     INSPECTION  AND  ACCESS  TO  INFORMATION.

     (a) Between the date of this Agreement and the Closing, Seller will cause each of the Companies to provide Buyer and its accountants, counsel and other authorized representatives full access, during reasonable business hours and under reasonable circumstances, to any and all of its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation), and will cause its officers to furnish to Buyer and its authorized representatives any and all financial, technical and operating data and other information pertaining to the business of the companies, as Buyer shall from time to time reasonably request.

     (b) All non-public information obtained by Buyer or any of its representatives pursuant to this Agreement or in connection with the matters contemplated hereby concerning the business, operations or affairs of the other will be kept confidential and will not be used for any purpose other than the consummation of the transactions contemplated hereby, or be disclosed to any other person or entity, except for such disclosure to its employees, agents, representatives, lenders and investment partners who have a need to know the same and who have been advised of the confidential nature of such information and who agree to abide by the terms hereof and except for such disclosure as may be required by applicable law, court order or governmental agency request. In the event this Agreement is terminated in accordance with its terms, any non-public information furnished by any party to any other party hereto will be promptly returned.

     SECTION 5.03 NO SOLICITATION, ACQUISITION PROPOSALS. From the date hereof until the Closing or until this Agreement is terminated or abandoned as provided in Article VIII, Seller shall not directly or indirectly (i) solicit or
            ------------
initiate  (including  by  way of furnishing any information) discussions with or
(ii) enter into negotiations or agreements with, or furnish any information to, any corporation, partnership, person or other entity or group (other than Buyer, an affiliate of Buyer or its authorized representatives) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction (the "ACQUISITION PROPOSAL") involving either of the Companies, and each of the Companies will instruct its officers, directors, advisors and other financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence. Seller will, or will cause each of the Companies to, notify Buyer promptly in writing if it becomes aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with either of the Companies with respect to an Acquisition Proposal. Seller shall immediately cease any existing activities, discussions or negotiations with any third parties which may have been conducted on or prior to the date hereof with respect to an Acquisition Proposal and shall direct and use reasonable efforts to cause its officers, advisors and representatives not to engage in any such activities, discussions or negotiations.

     SECTION 5.04 REASONABLE EFFORTS; FURTHER ASSURANCES; COOPERATION. Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals, if any are required, and satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be effected on or prior to October 1, 2004 in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

     (a) Buyer and Seller shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any other federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

     (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

     (c) Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Buyer or Seller, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing or that will or may result in the failure to satisfy any of the conditions specified in Article
                                                                         -------
VI  and  (ii) any failure of Buyer or Seller, as the case may be, to comply with
--
or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     (d) Without the prior written consent of Buyer, Seller will not terminate any employee if such termination would result in the payment of any amounts pursuant to "change in control" provisions of any employment agreement or arrangement.

     SECTION 5.05 PUBLIC ANNOUNCEMENTS. The timing and content of all announcements regarding any aspect of this Agreement to the financial community, government agencies, employees or the general public by Buyer or Seller shall be mutually agreed upon in advance (unless either Buyer or Seller is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law and then only after making a reasonable attempt to comply with the provisions of this Section 5.05).
                           -------------

     SECTION 5.06 SUBLEASE BY KLI. Seller currently leases certain office and retail space from Cooper Commercial Properties IX, LLC, known as Suites S-600, P-100, P-100A and P270, 1111 Northshore Drive, Knoxville, Tennessee. Currently KLI and Seller share space in Suite S-600 and Seller occupies Suites P-100 and P-100A. At the Closing, Buyer and Seller will cause KLI to enter into a Sublease Agreement with Seller with respect to the space occupied by KLI in Suites S-600, and including options for additional space in Suites S-600 and P-100, in the form attached hereto as Exhibit 5.06.
                                             -------------

     SECTION 5.07 CHANGES TO INTERIM FINANCIAL STATEMENTS; LINES OF CREDIT. Seller covenants and agrees that it shall not make, or cause to be made, any changes, adjustments or charges to the Interim Financial Statements after the date thereof, other than in the ordinary course of business and consistent with Seller's past practice with respect to the Companies (or as otherwise expressly agreed in writing by Buyer). Seller specifically agrees that it shall not make or cause to be made, any draws against the Companies' lines of credit or any charges or debits to or withdrawals from the Companies' bank account(s) after September 24, 2004. The outstanding balance of KLI's line of credit as of the close of business on September 24, 2004 is thirty-six million three hundred ninety-five thousand one hundred ten dollars and 94/100 ($36,395,110.94). The outstanding balance of JSL's line of credit as of the close of business on September 24, 2004 is five million three hundred fifty-nine thousand four hundred seventy-eight dollars and 02/100 ($5,359,478.02).

     SECTION 5.08   TAX  MATTERS.

     (a)  RETURNS.

          CONSOLIDATED RETURNS. Buyer and Seller agree that they shall cause the Companies to join by consent or otherwise, for all taxable periods of the Companies ending on or before the effective date of the Closing for which the Companies are eligible to do so, in any consolidated, combined or unitary Income Tax (as defined in Section 5.08(j)) returns in which Seller is included. Seller
                   ---------------
or Seller's parent shall cause to be prepared and filed all such consolidated, combined, unitary or other Income Tax returns. Buyer agrees to cooperate with Seller and its affiliates in the preparation of the portions of such Income Tax returns pertaining to the Companies, and hereby agrees to take no position inconsistent with the Companies being members of such group. Seller shall cause to be timely paid all Income Taxes to which such Income Tax returns relate for all periods covered by such returns. Buyer shall cause the Companies to reimburse Seller for all pre-closing tax liabilities advanced on behalf of the Companies by Seller and/or any of Seller's affiliates.

     (b) REFUNDS. Any refunds or credits of Income Taxes (including any interest thereon) received by or credited to the Companies attributable to periods ending on or prior to the effective date of the Closing ("SELLER'S REFUNDS") shall be for the benefit of Seller, and

Buyer shall use its best efforts to obtain any Seller's Refunds and shall cause the Companies to pay over to Seller any Seller's Refunds immediately upon receipt thereof.

     (c) BUYER'S INDEMNIFICATION. If the Closing shall occur, and subject to Buyer fulfilling its obligations under Section 5.08(e), Seller shall
                                                ----------------
indemnify and hold harmless Buyer against any and all liability (including, without limitation, interest, additions to tax and penalties, but net of any tax benefits to Buyer or any of its affiliates, including the Companies) for Income Taxes of any member (other than either Company) of any affiliated group of which Seller is a member assessed against either Company for any taxable period ending prior to or including the effective date of the Closing by reason of such Company being severally liable for the entire tax of such affiliated group pursuant to Treasury Regulation Section 1.1502-6 or any analogous state or local tax provision.

     (d) SELLER'S INDEMNIFICATION. It is understood by the parties hereto that Seller shall not indemnify Buyer or any of its affiliates and instead that Buyer shall, if the Closing shall occur, pay, or cause to be paid, and Buyer and the Companies shall jointly and severally indemnify Seller and its affiliates against and hold them harmless from (i) Income Taxes due with respect to or assessed against either Company for any taxable period of such Company ending on or prior to the effective date of the Closing, and (ii) any liability for taxes, additions to tax, interest, penalties or other tax detriment (which, shall include, but not be limited to, the utilization of any net operating loss or capital loss or the utilization of any tax credits or other tax attributes by the Companies) arising from any action or failure to act by Buyer or any affiliate of Buyer (including the Companies) from and after the Closing, including, without limitation, any sale or other disposition of assets by the Companies from and after the Closing or the operation of ownership of the business of the Companies from and after the Closing ("BUYER'S TAXES") other than the deemed disposition in connection with the Section 338(h)(10) Election provided in Section 5.08(g).
              ----------------

     (e) AUDITS. Buyer shall promptly notify Seller in writing upon receipt by Buyer or any affiliate of Buyer (including the Companies after the Closing
Date) of notice of any pending or threatened federal, state, local or foreign tax audits or assessments which may affect the Income Tax liabilities of either Company and for which Seller would be liable under Section 5.08(c). Seller shall
                                                   ---------------
have the sole right to represent the interests of such Company in any federal, state, local or foreign Income Tax matter, including any audit or administrative or judicial proceeding or the filing of any amended return, which involves a refund to which Seller would be entitled under Section 5.08(b) or an Income Tax
                                                ---------------
liability or potential Income Tax liability for which Seller would be liable under Section 5.08(c) (a "TAX MATTER"), and to employ counsel of its choice at
       ----------------
its expense. Buyer agrees that it will cooperate fully with Seller and its counsel in the defense or compromise of any Tax Matter. In no case shall Buyer (including the Companies after the Closing Date) settle or otherwise compromise any Tax Matter without the prior written consent of Seller.

     (f) COOPERATION. After the Closing Date, Buyer and Seller shall make available to the other, as reasonably requested, all information, records or documents relating to tax liabilities or potential tax liabilities of the Companies for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Buyer shall prepare and provide; to Seller such federal, state, local and foreign tax information packages as Seller shall request for the use of Seller in preparing any tax return that relates to either Company. Such tax information packages shall be completed by Buyer and provided to Seller within 30 days after request therefor. Notwithstanding any other provisions hereof, each party shall bear its own expenses in complying with the foregoing provisions.

     (g)  SECTION  338  ELECTIONS  AND  FORMS.

          (i) Buyer and Seller hereby covenant and agree with each other that they will join in making an election under Section 338(h)(10) of the Code, and the regulations promulgated thereunder, and any applicable analogous provision of state or local law, with respect to the sale and acquisition of the Stock hereunder (the "Section 338(h)(10) Elections").

          (ii) In the case of any Section 338(h)(10) Elections that are made in accordance with Section 5.08(g)(i) hereof,
                           -------------------


               (A) Buyer shall be responsible for the preparation and timely filing of all returns (other than Income Tax returns the responsibility for the preparation and filing of which is governed by
          Section 5.08(a)), documents, statements and other forms required to be
          ---------------
          filed with any federal, state or local taxing authority in connection with the Section 338(h)(10) Elections (the "SECTION 338 FORMS"); provided, however, that Seller shall be solely responsible for calculating the gain or loss resulting from making the Section 338(h)(10) Elections;

               (B) Seller shall cooperate with Buyer to enable Buyer to prepare and file all Section 338 Forms and shall execute and deliver to Buyer such documents or forms as are required by the Code or the regulations promulgated thereunder (and any applicable analogous provision of state or local law) to properly complete the Section 338 Forms and to complete the Section 338 Elections, provided that such material is completed and delivered by Buyer to Seller for execution at least sixty (60) days prior to the date Buyer wishes to file such material;

               (C) The Purchase Price, liabilities of the Companies, and other relevant items, shall be allocated in accordance with the rules of Section 338 of the Code and the regulations promulgated thereunder. Within 90 days following the Closing Date, Buyer shall prepare a draft of a determination of the total consideration deemed paid for the assets of the Companies and a draft allocation of that consideration among the assets of the Companies that are deemed to have been acquired pursuant to Section 338(h)(10) of the Code or the corresponding provision of state, local or foreign law (the "DRAFT
          ALLOCATION"). Seller shall have 30 days after receipt of the Draft Allocation to object in writing to the Draft Allocation. If Seller does not object to the Draft Allocation within such 30 day period, the Draft Allocation shall become final (the "FINAL

          ALLOCATION"). If Seller objects to the Draft Allocation in writing within such 30 day period, Buyer and Seller shall attempt in good faith to resolve the disputed items in the Draft Allocation, and any such resolution shall constitute the Final Allocation. If, within 30 days after the Seller has objected in writing to the Draft Allocation, the parties have not resolved all disputed items with respect to the Draft Allocation, the remaining disputed items shall be resolved by an independent public accounting firm in the United States that is mutually acceptable to Buyer and Seller, and the resolution of such independent public accounting firm (together with any agreed items) shall constitute the Final Allocation. Buyer and Seller (i) shall be bound by the Final Allocation for purposes of determining any and all consequences with respect to taxes of the transactions contemplated herein, (ii) shall prepare and file all tax returns to be filed with any taxing authority in a manner consistent with the Final Allocation, and (iii) shall take no position inconsistent with the Final Allocation in any tax return, in any discussion with or proceeding before any taxing authority, or otherwise, without the mutual consent of Buyer and Seller, which consent shall not be unreasonably withheld. In all events the Final Allocation shall be consistent with the allocation of the Purchase Price set forth in Section 2.01 hereof;
                                                            ------------

               (D)

                    (i) Buyer hereby indemnifies and holds Seller, the Companies and any affiliated person or entity affected thereby harmless from and against any and all claims, demands, liabilities, obligations, taxes, actions, suits, proceedings, losses, damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalies and reasonable attorneys' fees, of every kind and description, contingent or otherwise, arising out of or resulting from any adverse tax consequences ("TAX DAMAGES") that may result from any incremental tax cost incurred by Seller as a result of Buyer and Seller making 338(h)(10) Elections, provided, however, that except as set forth in paragraph (D)(ii) below, Buyer's obligation to indemnify Seller under this Section 5.08(g) shall in no event exceed
                                        --------------
          the amount of Three Hundred Thousand Dollars ($300,000) (the "Tax Damages Indemnification Cap").

                    (ii) The parties acknowledge and agree that, in agreeing to the foregoing Tax Damages Indemnification Cap, they have relied upon the accuracy of the following assumptions with respect to certain events or circumstances which occurred or were present prior to Seller's acquisition of the Companies and which may have affected
          Seller's  tax  basis  in  said  Companies:

                         (a) Neither Company was a C corporation before the effective date of its S corporation election.

                         (b) No shareholder of either Company acquired any shares of stock of either Company from another shareholder (however, certain shares of stock owned by the shareholders of KLI at the time of NBC's acquisition of that Company had been previously acquired from other shareholders and/or former shareholders of that Company, but the specific details of these acquisitions are not readily ascertainable).

                         (c) Neither Company acquired any assets in a transaction in which gain or loss was not recognized in whole or in part.

                         (d) The basis of no shares of stock of the Companies reflected the application of section 1014, regarding a date-of-death fair market value basis for stock included in the gross estate of a decedent, and further, to the best of Buyer's knowledge, there have been no stock transfers as a result of death.

                         (e) Neither Company made any distributions that resulted in the recognition of gain under Section 301(c)(3), Section 1368(b)(2), or so much of Section 1368(c) as incorporates the provisions of Section 1368(b)(2).

                         (f) Neither Company made any redemption distributions subject to the provisions of either Section 302(a) or 303 (however, JSL did redeem certain shares of stock in approximately December 1996, which redemption was treated for federal tax purposes as an S-corporation distribution and was subject to Section 302(a); the specific details of said redemption are not readily ascertainable).

                         (g) Neither Company made any charitable contributions of appreciated property while it was an S corporation.

                         (h) The Shareholders of neither Company had any suspended losses under Section 1366(d) which remained suspended at the time the Companies were acquired by Seller (however, the shareholders of KLI had certain suspended losses under Section 1366(d), in amounts which are not readily ascertainable, that remained suspended at the time of KLI's acquisition by Seller).

                         (i) No shareholder of either Company received their stock as the result of a restricted stock grant or upon exercise of a stock option granted in connection with the performance of services.

Notwithstanding the provisions of paragraph (D)(i) above, and in view of the parties' reliance on the above statements, it is agreed that in the event that
(i) Seller suffers any Tax Damages as a result of the parties' making 338(h)(10) Elections, (ii) the amount of such Tax Damages exceeds the amount of the Tax Damages Indemnification Cap, and (iii) any portion of the Tax Damages are directly attributable to (aa) the inaccuracy of any statement set forth in items
(a) through (i) of paragraph (D)(ii) above, or (bb) the information not readily ascertainable in items (b), (f) or (h) of paragraph (D)(ii) above ((aa) and (bb) being collectively referred to as the "Excess Tax

Damages"), then Buyer shall, in addition to indemnifying Seller for amounts up to and including the Tax Damages Indemnification Cap in accordance with this paragraph (D), indemnify Seller to the full extent of said Excess Tax Damages.

                    (iii) Notwithstanding the foregoing, it is further agreed by the parties that Seller shall reimburse Buyer for any indemnification amounts paid or caused to be paid by Buyer pursuant to this paragraph (D), regardless of whether such indemnification amounts relate to Excess Tax Damages incurred as a result of any inaccuracies or inability to determine specific amounts in the statements set forth in paragraph (D)(ii) above or from other adverse tax consequences suffered by Seller in connection with the 338(h)(10) Election, if and to the extent that Seller receives any post-Closing refund related to taxes paid by or on behalf of either or both of the Companies; and
     (E) Provided that Buyer shall have fulfilled all of its obligations under this Section 5.08(g) and as required by the Code or any regulations
             ----------------
promulgated thereunder and any analogous provisions of state or local law with respect to the Section 338(h)(10) Election, Seller shall indemnify Buyer, the Companies and any affiliated person or entity affected thereby harmless from and against any and all Tax Damages that may result if Seller does not make a
Section  338(h)(10)  Election  as  provided  above.
      -------------

     (h)     MISCELLANEOUS.

          (i) For purposes of this Agreement, "Income Tax" means any federal, state, local or foreign tax (including interest, penalties or additions to such tax) based upon, measured by, or calculated with respect to, net income or capital.

          (ii) Buyer shall bear the cost of any documentary stamp, sales, excise, transfer, stock transfer, real property transfer taxes or real property gains taxes (provided that such real property gains taxes are not an Income Tax) and similar taxes payable in respect of the sale of the Stock hereunder.

          (iii) Except as otherwise required by law, including any contrary determination (within the meaning of Section 1313 of the Code), Buyer and Seller agree to treat all payments made under this Section 5.08 or Article
                                                         ------------    -------
     V  as  adjustments  to  the  Purchase  Price  for  tax  purposes.
     -

          (iv) After the Closing Date, Buyer and Seller and their affiliates, including the Companies, shall cooperate with each other in Seller's efforts to determine its income tax basis in the Companies. In furtherance of such cooperation, Buyer shall cause and/or authorize its affiliates, accountants, attorneys and/or the Internal Revenue Service to disclose to Seller and its affiliates all information in their possession which is necessary for the determination of Seller's income tax basis in the Companies.

     SECTION 5.09  INVESTMENT  REPRESENTATIONS.

     (a) Buyer understands and acknowledges that (i) the KLI Shares and the JSL Shares have not been registered under the Securities Act or under any state securities laws, in reliance upon exemptions provided thereunder and (ii) the representations and warranties contained herein are being relied upon by Seller as a basis for the exemption of the offer and sale of the KLI Shares and the JSL Shares pursuant to this Agreement from the registration requirements of the Securities Act and any applicable state securities laws.

     (b) Buyer is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

     (c) Buyer has consulted with his own advisors with respect to the federal income tax consequences and other tax consequences of the transactions described herein, and is not relying on Seller or Seller's counsel for any tax advice in connection with the transactions consummated hereby.

     SECTION 5.10 EMPLOYEES; BENEFIT PLANS. The parties agree that all employees of the Companies listed on Exhibit 5.10 attached hereto will be
                                           -------------
retained by the Companies following the Closing (to the extent such employees accept such continued employment, the "Retained Employees"). Each of the Retained Employees shall have executed and delivered to Seller a waiver (the "Severance Waiver") of any amount of severance payment, including without limitation, any amounts payable pursuant to "Change in Control" provisions of any employment agreement or arrangement applicable to such Retained Employee. The parties acknowledge and agree that the Companies' implementation of Seller's and/or Seller's parent company's Benefit Plan(s) shall be terminated immediately prior to the Closing; that Seller shall be responsible for any and all liabilities under Seller's and/or Seller's parent company's Benefit Plans attributable to the employees of the Companies, including, but not limited to, the Retained Employees; and that Buyer, KLI, JSL or their successors or assignees will thereafter be responsible for liabilities under any Benefit Plan(s) sponsored after the Closing Date by Buyer, KLI, JSL or their successors or assignees. It is further agreed that, upon the Closing, each Retained Employee shall be given the opportunity to participate in any Benefit Plan(s) sponsored by Buyer, KLI, JSL, or their successors or assignees, and to, at his or her option, receive a distribution (less any applicable early withdrawal penalties) of any funds accrued pursuant to any Benefit Plan of Seller and/or Seller's parent, or rollover any such funds into individual retirement accounts and/or Benefit Plan accounts sponsored by Buyer, KLI, JSL and/or any of their successors or assignees.

                                   ARTICLE VI
                            CONDITIONS TO OBLIGATIONS

     SECTION 6.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the purchase and sale of the Shares shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

     (a) INJUNCTION. At the Closing there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

     (b) CONSENTS. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for documents required to be filed after the Closing.

     SECTION 6.02 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to effect the purchase of the Shares and the other transactions completed by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Article III of this Agreement shall be true and correct
                         -----------
as of the date of this Agreement and as of the Closing as though made on and as of the Closing.

     (b) PERFORMANCE OF OBLIGATIONS OF SELLER. Seller shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement.

     (c) OPINION OF SELLER'S COUNSEL. Buyer shall have received an opinion of counsel for Seller, dated the Closing Date, substantially in the form attached hereto as Exhibit 6.02(c).
                      ----------------

     (d) AUTHORIZATION. All corporate action necessary by Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

     (e) CERTIFICATES. Seller shall furnish to Buyer a certificate of its appropriate officers as to compliance with the conditions set forth in Sections
                                                                        --------
6.02(a),  (b)  and  (d).
-------   ---       ---

     (f) MATERIAL CONTRACTS AND CLIENT CONTRACTS. Buyer shall have received consents to assignment of all material contracts and customer contracts or written waivers of the provisions of any material contracts and customer contracts requiring the consents of third parties.

     (g) BUYER FINANCING. Buyer shall have obtained financing, or a joint venture partner, for the transactions contemplated by this Agreement on terms and conditions satisfactory to Buyer, in Buyer's sole discretion.

     (h) OTHER AGREEMENTS. Buyer shall have received the Consent of Cooper Commercial Properties IX, LLC to Seller's entry into the Sublease Agreement referred to in Section 5.06, and a Non-Disturbance, Attornment and Estoppel
                  -------------
Agreement on terms reasonably satisfactory to Buyer and executed by Cooper Commercial Properties IX, LLC and Seller.


     SECTION 6.03 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to effect the purchase and sale of the Shares and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in Article IV of this Agreement shall be true and correct as
                       ----------
of the date of this Agreement and as of the Closing as though made on and as of the Closing.

     (b) PERFORMANCE OF OBLIGATIONS BY BUYER. Buyer shall have performed in all material respects all covenants and agreements required to be performed by him under this Agreement.

     (c) OPINION OF BUYER'S COUNSEL. Seller shall have received an opinion of counsel for Buyer, dated the Closing Date, substantially in the form attached hereto as Exhibit 6.03(c).
            ----------------

     (d) CERTIFICATES. Buyer shall furnish Seller with a certificate as to Buyer's compliance with the conditions set forth in Sections 6.03(a) and (b).
                                                       ----------------     ---

     (e) SEVERANCE WAIVERS. Seller shall have received executed Severance Waivers from each of the employees listed on Exhibit 5.10.
                                                     -------------

     (f) ASSIGNMENT. Buyer shall have assigned this Agreement, upon terms reasonable satisfactory to Seller, to an entity qualified to make Buyer's
Section  338(h)(10)  election  as  required  by  Section  5.08(g)(i)  hereof.
                                                 -------------------

                                   ARTICLE VII
                                     CLOSING

     SECTION 7.01 CLOSING DATE. The consummation of the transactions contemplated by this Agreement are herein referred to as the "CLOSING." The "CLOSING DATE" shall be the date on which the Closing occurs, and shall be October20, 2004 or in any event within three (3) business days of the satisfaction  or  waiver  of  the  other  conditions  set  forth  in Article VI.
                                                                     ----------
Notwithstanding said Closing Date, however, the parties acknowledge and agree that the transactions contemplated by this Agreement shall be treated for all purposes as having been consummated effective as of October 1, 2004. The Closing shall take place at the offices of Buyer, 1111 Northshore Drive, Suite S-600, Knoxville, Tennessee at 10:00 a.m., local time, or at such other time and place as may be agreed upon by the parties.

     SECTION 7.02  CLOSING  OBLIGATIONS.  At  the  Closing:

     (a) SELLER. Seller shall execute, as appropriate, and deliver (or cause to be executed and delivered) to Buyer:

          (i) Certificates representing all of the KLI Shares, duly endorsed in blank, or accompanied by duly executed stock powers, in proper form for transfer;

          (ii) Certificates representing all of the JSL Shares, duly endorsed in blank, or accompanied by duly executed stock powers, in proper form for transfer;

          (iii)     the  opinion  of  counsel  for Seller referred to in Section
                                                                         -------
     6.02(c);
     -------

          (iv) a copy, certified by an officer of Seller, of minutes evidencing the corporate action referred to in Section 6.02(d);
                                                           ----------------

          (v) Certificates of Existence from the Secretary of State of Tennessee for each of KLI and JSL dated no more than fifteen (15) days before the Closing Date;

          (vi)     the  certificate of officers of Seller referred to in Section
                                                                         -------
     6.02(e);
     -------

          (vii)     any consents or waivers described in Section 6.02(f), to the
                                                         ---------------
     extent  not  previously  received  by  Buyer;

          (viii)     the  Sublease  Agreement  referred  to  in  Section  5.06;
                                                                 -------------

          (ix) the Consent of Cooper Commercial Properties IX, LLC to Seller's entry into the Sublease Agreement referred to in Section 5.06;
                                                                   ------------

          (x) a Non-Disturbance, Attornment and Estoppel Agreement on terms reasonably satisfactory to Buyer and executed by Cooper Commercial Properties IX, LLC and Seller;

          (xi) Resignations of those officers and directors of each of the Companies as requested by Buyer; and

          (xii) such other documents necessary to effectuate the transactions contemplated by this Agreement.

     (b) BUYER. Buyer shall execute, as appropriate, and deliver (or cause to be executed and delivered) to Seller:

          (i) the Purchase Price, by wire transfer of immediately available funds to the account specified by Seller;

          (ii)     the  opinion  of  counsel  for  Buyer  referred to in Section
                                                                         -------
     6.03(c);
     -------

          (iii)     the Sublease Agreement referred to in Section 5.08, executed
                                                          ------------
     by  KLI;

          (iv)     the  Severance  Waivers referred to in Section 5.10, executed
                                                          ------------
     by  each  of  the  employees;  and

          (v) such other documents necessary to effectuate the transactions contemplated by this Agreement.

                                  ARTICLE VIII
                                   TERMINATION

     SECTION 8.01 TERMINATION AND ABANDONMENT. This Agreement may be terminated at any time prior to the Closing Date:

     (a)     by  mutual  agreement  of  Buyer  and  Seller;

     (b)     by  Seller,  if  the conditions set forth in Sections 6.01 and 6.03
                                                          -------------     ----
hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Buyer on or before October 20, 2004, except to the extent that such noncompliance or nonperformance has not resulted in, or would not reasonably be expected to result in, a material adverse effect upon Buyer's ability to consummate the transactions contemplated by this Agreement;

     (c)     by  Buyer,  if  the  conditions set forth in Sections 6.01 and 6.02
                                                          -------------     ----
hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Seller on or before October 20, 2004, except to the extent that such noncompliance or nonperformance has not resulted in, or would not reasonably be expected to result in, a material adverse effect upon one or both of the Companies or their respective businesses, or upon Seller's ability to consummate the transactions contemplated by this Agreement.

     SECTION 8.02 SPECIFIC PERFORMANCE AND OTHER REMEDIES. The parties hereto each acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief. Any award of damages to Buyer or Seller shall be limited to actual damages and shall not include consequential or incidental damages, if any.

     SECTION 8.03 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall forthwith
                                    ------------
become void and there shall be no liability on the part of any party or its respective officers, directors or stockholders, except for obligations under
Section  5.02(b)  and  this  Section  8.03,  all  of  which  shall  survive  the
----------------             -------------
termination. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement.

                                   ARTICLE IX
                            SURVIVAL; INDEMNIFICATION

     SECTION 9.01 SURVIVAL. The parties' respective representations and warranties contained in this Agreement will survive the Closing and shall remain in full force and effect for a period of two (2) years from and after the Closing Date; provided, however, that the representations and warranties  set  forth  in  Sections  3.11 shall survive until expiration of any
                            --------------
applicable statute of limitations which will preclude assertion of claims against Buyer or Seller. This Section 9.01 shall not limit or restrict Buyer's
                                ------------
or Seller's remedy against the other or any other person for fraud or willful misconduct which remedies shall remain in effect from and after the Closing
Date. Any claim made or notice of a claim given as to any breach or alleged breach of a representation or warranty shall extend the applicable survival period set forth above until such claim has been resolved and satisfied by agreement of the parties or by the entry of a final, non-appealable arbitration award or judgment of a court having jurisdiction over such claim. The respective representations and warranties of Buyer and Seller contained herein or in any exhibit, certificate, or other document delivered by any party prior to Closing shall not be deemed waived or otherwise affected by any investigation made by a party hereto, except as otherwise provided in Section 10.12.
                                                                  -------------

     SECTION 9.02  INDEMNIFICATION.

     (a)     INDEMNIFICATION  BY  SELLER.  Subject  to the terms of this Article
                                                                         -------
IX,  Seller  covenants  and  agrees to indemnify, defend, save and hold harmless
--
Buyer, KLI and JSL, and their respective officers, directors, employees, agents or representatives, or any of their respective successors, assigns or personal representatives (collectively, the "BUYER INDEMNIFIED PARTIES") from and against any demands, claims, actions, losses, damages, deficiencies, liabilities, and costs and expense (including, without limitation, reasonable attorneys' and accountants' fees and expenses), together with interest and penalties (collectively, "INDEMNIFIABLE DAMAGES") suffered by the Buyer Indemnified
Parties which arise out of or result from: (i) any material inaccuracy or misrepresentation in or material breach of any of the representations, warranties or covenants made by Seller in this Agreement; (ii) any material inaccuracy or misrepresentation in a document, certificate or affidavit delivered by Seller in accordance with the provisions of this Agreement; and
(iii) any intentional fraud, willful misconduct or bad faith by the directors or officers of Seller in connection with this Agreement.

     (b)     INDEMNIFICATION BY BUYER.  Subject to the terms of this Article IX,
                                                                     ----------
Buyer covenants and agrees to indemnify and hold harmless Seller from and against any Indemnifiable Damages suffered by Seller which arise out of or result from: (i) any material inaccuracy or misrepresentation in or material breach of any of the representations, warranties or covenants made by Buyer in this Agreement; (ii) any material inaccuracy or misrepresentation in a document, certificate or affidavit delivered by Buyer in accordance with the provisions of this Agreement; and (iii) any intentional fraud, willful misconduct or bad faith by Buyer in connection with this Agreement.

     SECTION 9.03 LIMITATION ON INDEMNIFICATION. Notwithstanding the provisions of Section 9.03 hereof, Seller will not be obligated to indemnify,
                -------------
defend or hold harmless the Buyer Indemnified Parties from or against any Indemnifiable Damages, until the aggregate amount of Indemnifiable Damages exceeds fifty thousand dollars ($50,000) (the "THRESHOLD"), after which the amount of all Indemnifiable Damages (including those constituting the initial $50,000) shall be subject to indemnity by Seller, provided, however, that the Threshold shall not apply with respect to breaches of the representations and warranties contained in Sections 3.1 through 3.4 or any amounts arising under or
                        ------------         ---
pursuant  to  Sections  9.02(a)(iii).  Seller's  total  obligation  to  the
              ----------------------

Buyer  Indemnified  Parties  under  this  Article  IX  shall  not exceed, in the
                                          -----------
aggregate,  the  Purchase  Price.

     SECTION 9.04   PROCEDURE  FOR  THIRD-PARTY  CLAIMS.

     (a) Promptly after obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim of indemnification hereunder, the party seeking indemnification shall give written notice of such claim ("NOTICE OF CLAIM") to the other party within the survival period set forth in Section 9.01. The Notice of Claim shall set forth a brief description
           ------------
of the facts giving rise to such claim and the amount (or a reasonable estimate) of the liability, loss, damage or expense suffered, or which may be suffered, by the party seeking indemnification;

     (b) Upon receiving the Notice of Claim, the indemnifying party shall resist, settle or otherwise dispose of such claim in such manner as it shall deem appropriate, including the employment of counsel, and shall be responsible for the payment of all settlements, judgment, costs and expenses, including the reasonable fees and expenses of any counsel retained. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the indemnified party's expense unless:

          (i) the employment has been specifically authorized by the indemnifying party in writing;

          (ii) the indemnifying party has improperly failed to assume the defense and employ counsel; or

          (iii) the named parties to any action (including any impleaded parties) include Buyer and/or KLI and/or JSL and/or Seller, and the indemnified party has been advised by such counsel that representation of such parties by the same counsel would be inappropriate under applicable standards or professional conduct due to actual or potential differing interests between them (in which case, if the indemnified party notifies the indemnifying party in writing that the indemnified party elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall have neither the right nor the obligation to assume the defense of such action on behalf of the indemnified party).

     (c) The party seeking indemnification shall comply with the foregoing procedure for each claim arising hereunder, whether or not the amount of such claims exceeds any minimum amount. The indemnified party shall cooperate with the indemnifying party in defending any such claim and provide any books, records, information or testimony requested, which is in the hands of or under the control of the indemnified party.


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                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

     SECTION 10.01 NOTICES. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail service (with postage and other fees prepaid) as follows:

     To Buyer:

          Warren E. Payne
          1111 Northshore Drive, Suite S-600
          Knoxville, Tennessee 37919
          Telecopier No.: (865) 588-1029

     with a copy to:

          Woolf, McClane, Bright, Allen & Carpenter, PLLC
          Riverview Tower, Suite 900
          900 S. Gay Street
          Knoxville, Tennessee 37902
          Attn:  Dennis R. McClane, Esq.
          Telecopier No.: (865) 215-1001

     To Seller:

          National Bank of Commerce
          One Commerce Square
          Memphis, Tennessee 38150
          Attn:  William B. Reed, Jr.
          Telecopier No.: (901) 523-3710

     with a copy to:

          Glankler Brown, PLLC
          40 South Main Street
          Seventeenth Floor
          Memphis, Tennessee 38103-2566
          Attn:  Cecil C. Humphreys, Jr., Esq.
          Telecopier No.: (901) 525-2389

     SECTION 10.02 EXHIBITS. The Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

     SECTION 10.03 ASSIGNMENT; SUCCESSORS IN INTEREST. Buyer may transfer its rights under this Agreement to any entity, financial institution, lender or joint venture partner, which assignment may be made before or after the Closing. No assignment or transfer by Seller of its


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
rights and obligations hereunder prior to the Closing shall be made except with the prior written consent of Buyer. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

     SECTION 10.04 NUMBER; GENDER. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

     SECTION 10.05 CAPTIONS. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement.

     SECTION 10.06   CONTROLLING  LAW;  INTEGRATION;  AMENDMENT.

     (a) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee without reference to Tennessee's choice of law rules.

     (b) This Agreement supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto.

     (c) Without limiting the foregoing, this Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

     SECTION 10.07 SEVERABILITY. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

     SECTION 10.08 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

     SECTION 10.09 ENFORCEMENT OF CERTAIN RIGHTS. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.


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
     SECTION 10.10 WAIVER. At any time prior to the Closing, the parties hereto may, to the extent legally permitted: (i) extend the time for the performance of any of the obligations or other acts of any other party; (ii) waive any inaccuracies in the representations or warranties of any other party contained in this Agreement or in any document or certificate delivered pursuant hereto; (iii) waive compliance or performance by any other party with any of the covenants, agreements or obligations of such party contained herein; and (iv) waive the satisfaction of any condition that is precedent to the performance by the party so waiving of any of its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

     SECTION 10.11 FEES AND EXPENSES. Each of Buyer and Seller shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, costs and expenses of its financial advisors, accountants and counsel.

     SECTION 10.12 BUYER'S KNOWLEDGE. Notwithstanding anything to the contrary contained herein, any information provided by Warren E. Payne or Johnny
F. Grubb, or any representation, warranty or covenant made by Seller which Warren E. Payne or Johnny F. Grubb knew or reasonably should have known was false, inaccurate or misleading, or any action taken by Warren E. Payne or Johnny F. Grubb in contravention hereof, shall not constitute a basis for any claim of breach or default and shall not be the basis for any award of damages or other relief against Seller.

     SECTION 10.13 RESOLUTION OF DISPUTES. All disputes or disagreements arising between the parties pertaining to or relating in any manner to this Agreement, including any breach of this Agreement, are to be decided by binding arbitration before a single arbitrator. Arbitration proceedings may be initiated by either party by written notice to the other party. The parties shall use their best efforts to promptly agree upon an arbitrator. If the parties are unable to agree upon an arbitrator within fifteen (15) days after the notice of initiation of arbitration proceedings, either party shall have the right to apply to the American Arbitration Association ("AAA") for administration of the arbitration and appointment of an arbitrator under its Commercial Arbitration Rules (the "AAA RULES"). Regardless of whether the arbitration is administered by the AAA, the arbitration proceedings shall be conducted in accordance with the AAA Commercial Arbitration Rules. The arbitration proceeding shall take place in Knoxville, Tennessee, unless another location is mutually agreed to by the parties. Each party shall be responsible for its own costs and expenses in the arbitration proceedings. The award of the arbitrator shall be final. Judgment on the award may be entered in any court having jurisdiction. The parties intend that this arbitration provision and any arbitration award hereunder be enforceable under the Federal Arbitration Act and applicable state law. This arbitration provision shall survive the termination of this Agreement.


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
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers on the date first above written.

                                    BUYER:


                                     /s/ Warren E. Payne
                                    --------------------------------------------
                                    WARREN E. PAYNE


                                    SELLER:

                                    NATIONAL BANK OF COMMERCE,
                                    a national association



                                    By: /s/ William B. Reed, Jr.
                                       -----------------------------------------

                                    Name: William B. Reed, Jr.
                                         ---------------------------------------
                                    Title: President and Chief Executive Officer
                                          --------------------------------------


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